Exhibit 99.1

Investor Contact: Larry P. Kromidas
lpkromidas@olin.com
(314) 480-1452

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES SECOND QUARTER EARNINGS

Clayton, MO, July 23, 2012 - Olin Corporation (NYSE: OLN) announced today that its second quarter 2012 net income was $47.6 million, or $0.59 per diluted share, which compares to $42.1 million, or $0.52 per diluted share in the second quarter of 2011. Second quarter 2012 net income included a $1.8 million pretax restructuring charge primarily associated with the ongoing Winchester centerfire relocation project and second quarter 2011 net income included a $2.4 million pretax restructuring charge associated with the Winchester centerfire relocation project and the Chlor Alkali mercury cell technology conversion project. Sales in the second quarter of 2012 were $508.7 million, compared to $529.1 million in the second quarter of 2011.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “During the second quarter of 2012, Olin generated adjusted EBITDA of $97.5 million, which represents the highest level of second quarter adjusted EBITDA ever. This record level of adjusted EBITDA was achieved in spite of our Chlor Alkali business experiencing a slowdown in chlorine demand during the second half of the quarter, which negatively impacted Chlor Alkali segment earnings. As a result of this slowdown, chlorine sales volumes in the second quarter of 2012 declined compared to the seasonally weaker first quarter. Second quarter 2012 Chlor Alkali earnings reflects increased contributions from bleach and hydrochloric acid compared to second quarter 2011. Winchester second quarter 2012 segment earnings were in line with second quarter of 2011 segment earnings. Second quarter 2012 results also included approximately $5 million of favorable tax adjustments.

“Third quarter 2012 net income is forecast to be in the $0.40 to $0.45 per diluted share range. Chlor Alkali segment earnings in the third quarter of 2012 are expected to decline compared to the second quarter of 2012 due to approximately $8 million of costs associated with two major plant outages and one-time startup costs associated with the Charleston, Tennessee mercury cell technology conversion project and the Niagara Falls, New York HyPure® bleach plant, and a continuation of seasonally weak chlorine demand. Winchester earnings in the seasonally strong third quarter are expected to improve compared to the second quarter. Third quarter 2012 earnings are also expected to include approximately $2 million of pretax restructuring charges primarily associated with the ongoing Winchester centerfire relocation project. Finally, the third quarter 2012 forecast does not include any impact of the recently announced K. A. Steel Chemicals Inc. (“KA Steel”) acquisition, or any transaction costs related to the acquisition.”

SEGMENT REPORTING

We define segment earnings as income (loss) before interest expense, interest income, other operating (expense) income, other (expense) income, and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management's monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the second quarter of 2012 were $363.2 million compared to $380.3 million in the second quarter of 2011. Second quarter 2012 chlorine and caustic soda volumes decreased 11% compared to the second quarter 2011 levels. The year-over-year decrease in chlorine and caustic soda volumes was due to lower chlorine demand across the customer base compared to the second quarter of 2011. Lower chlorine and caustic soda volumes were partially offset by bleach volumes which increased 9% during the second quarter of 2012 compared to the second quarter of 2011, and volumes for hydrochloric acid which increased 7% in the second quarter of 2012 compared to the second quarter of 2011. Second quarter 2012 Chlor Alkali segment earnings of $75.0 million increased compared to the $72.8 million earned in the second quarter of 2011, due to improved prices and higher bleach and hydrochloric acid volumes, which more than offset lower chlorine and caustic soda volumes.

WINCHESTER

Winchester second quarter 2012 sales were $145.5 million compared to $148.8 million in the second quarter of 2011. Second quarter 2012 domestic commercial sales increased approximately 2% compared to the second quarter of 2011, due to higher volumes and improved pricing. Second quarter 2012 military and law enforcement sales declined 7% compared to the second quarter of 2011. Winchester's second quarter 2012 segment earnings were $11.9 million compared to $11.8 million in the second quarter of 2011. Second quarter 2012 segment earnings reflects the impact of transition costs associated with the ongoing relocation of the centerfire operations to Mississippi and the lower military and law enforcement sales, which were offset by the impact of higher commercial sales and improved pricing.

CORPORATE AND OTHER COSTS

Pension income included in the second quarter 2012 Corporate and Other segment was $7.0 million compared to income of $7.2 million in the second quarter of 2011.

Second quarter charges to income for environmental investigatory and remedial activities were $0.3 million in 2012 compared to $1.1 million of credits to income in the second quarter of 2011. Second quarter of 2011 credits to environmental expense included $9.0 million of pretax recoveries of costs incurred and expensed in prior periods. Without these recoveries, charges to income for environmental investigatory and remedial activities would have been $0.3 million in the second quarter of 2012 compared to $7.9 million in the second quarter of 2011. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the second quarter of 2012 increased $1.5 million compared to the second quarter of 2011, primarily due to higher legal and legal-related settlement costs.

RESTRUCTURING CHARGE

During the second quarter of 2012, a pretax restructuring charge of $1.8 million was recorded. This charge was associated with employee severance and relocation expenses associated with the ongoing Winchester centerfire relocation project and expenses associated with the Chlor Alkali mercury cell technology conversion and reconfiguration projects.

CASH FLOW

Olin's cash balance, including restricted cash, declined approximately $31 million in the second quarter of 2012 reflecting a normal seasonal growth in working capital of approximately $6 million and capital spending of approximately $70 million. In addition, during the quarter, $7.7 million of debt with a scheduled maturity of November, 2017 was repaid. Olin typically experiences working capital growth during the first two quarters of each year with a fluctuation of between $50 million to $100 million over the course of the year.

KA STEEL ACQUISITION

On July 17, 2012, Olin entered a definitive agreement to acquire privately-held KA Steel, on a cash free, debt free basis, for $328 million in cash, subject to certain post-closing adjustments. KA Steel, headquartered in Lemont, Illinois, is one of the largest distributors of caustic soda in North America and one of the leading bleach manufacturers in the Midwest. The closing of the acquisition is conditioned upon regulatory approval and other customary closing conditions and is expected to occur by the end of the third quarter of 2012. Olin expects to finance the acquisition using a combination of cash on hand and existing borrowing facilities. After the closing, it is our intention to finance a portion of the purchase price by issuing new senior notes.

DIVIDEND

On July 17, 2012, Olin's Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on September 10, 2012 to shareholders of record at the close of business on August 10, 2012. This is the 343rd consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company's second quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, July 24th. The call will feature remarks by Joseph D. Rupp, Olin's Chairman, President and Chief Executive Officer; John E. Fischer, Olin's Senior Vice President and Chief Financial Officer; John L. McIntosh, Olin's Senior Vice President, Operations; and Larry P. Kromidas, Olin's Assistant Treasurer and Director, Investor Relations. Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin's website, www.olin.com. Listeners should log on to the website at least 10 minutes before the call. The call will also be audio archived on the Olin website for future replay beginning at 1:00 P.M. Eastern Time. A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments: Chlor Alkali Products and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	the failure or an interruption of our information technology systems;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2012 - 13

Olin Corporation
Consolidated Statements of Income(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2012	2011	2012	2011
Sales	$508.7	$529.1	$1,015.9	$965.1
Operating Expenses:
Cost of Goods Sold	391.4	413.7	784.3	772.9
Selling and Administration	45.1	42.5	88.8	82.0
Restructuring Charges(b)	1.8	2.4	3.7	2.5
Other Operating ( Expense) Income	(0.1)	0.2	0.4	1.6
Operating Income	70.3	70.7	139.5	109.3
Earnings of Non-consolidated Affiliates	0.6	0.7	0.8	7.7
Interest Expense(c)	5.8	7.4	12.3	14.6
Interest Income	0.3	0.3	0.5	0.5
Other (Expense) Income(d)	(2.1)	(0.6)	(4.7)	180.6
Income before Taxes	63.3	63.7	123.8	283.5
Income Tax Provision	15.7	21.6	37.5	107.7
Net Income	$47.6	$42.1	$86.3	$175.8
Net Income Per Common Share:
Basic	$0.59	$0.53	$1.08	$2.20
Diluted	$0.59	$0.52	$1.07	$2.18
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	80.1	80.0	80.1	79.8
Average Common Shares Outstanding - Diluted	80.7	81.1	80.8	80.7

(a)	Unaudited.

(b)
Restructuring charges for the three and six months ended June 30, 2012 and 2011 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process by the end of 2012 and our ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(c)
Interest expense was reduced by capitalized interest of $1.7 million and $0.2 million for the three months ended June 30, 2012 and 2011, respectively, and $2.8 million and $0.4 million for the six months ended June 30, 2012 and 2011, respectively.

(d)
Other (expense) income for the three months ended June 30, 2012 and 2011 included $2.2 million and $0.7 million, respectively, of expense for our earn out liability from the SunBelt acquisition, and $4.8 million and $0.9 million for the six months ended June 30, 2012 and 2011, respectively. Other (expense) income for the six months ended June 30, 2011 also included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt. The income tax provision for the six months ended June 30, 2011 included a $76.0 million discrete deferred tax expense as a result of the remeasurement of the SunBelt investment.

Olin Corporation
Segment Information(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2012	2011	2012	2011
Sales:
Chlor Alkali Products	$363.2	$380.3	$722.9	$679.7
Winchester	145.5	148.8	293.0	285.4
Total Sales	$508.7	$529.1	$1,015.9	$965.1
Income before Taxes:
Chlor Alkali Products(b)	$75.0	$72.8	$149.4	$118.0
Winchester	11.9	11.8	22.7	24.3
Corporate/Other:
Pension Income(c)	7.0	7.2	13.3	13.9
Environmental (Expense) Income(d)	(0.3)	1.1	(3.1)	(0.4)
Other Corporate and Unallocated Costs	(20.8)	(19.3)	(38.7)	(37.9)
Restructuring Charges(e)	(1.8)	(2.4)	(3.7)	(2.5)
Other Operating (Expense) Income	(0.1)	0.2	0.4	1.6
Interest Expense(f)	(5.8)	(7.4)	(12.3)	(14.6)
Interest Income	0.3	0.3	0.5	0.5
Other (Expense) Income(g)	(2.1)	(0.6)	(4.7)	180.6
Income before Taxes	$63.3	$63.7	$123.8	$283.5

(a)	Unaudited.

(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $0.6 million and $0.7 million for the three months ended June 30, 2012 and 2011, respectively, and $0.8 million and $7.7 million for the six months ended June 30, 2012 and 2011, respectively. On February 28, 2011, we acquired the remaining 50% interest in SunBelt. Since the date of acquisition, SunBelt's results are no longer included in earnings of non-consolidated affiliates but are consolidated in our financial statements.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(d)
Environmental (expense) income for the three months ended June 30, 2012 and 2011 included zero and $9.0 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods. Environmental (expense) income for the six months ended June 30, 2012 and 2011 included $0.1 million and $9.5 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.

(e)
Restructuring charges for the three and six months ended June 30, 2012 and 2011 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process by the end of 2012 and our ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(f)
Interest expense was reduced by capitalized interest of $1.7 million and $0.2 million for the three months ended June 30, 2012 and 2011, respectively, and $2.8 million and $0.4 million for the six months ended June 30, 2012 and 2011, respectively.

(g)
Other (expense) income for the three months ended June 30, 2012 and 2011 included $2.2 million and $0.7 million, respectively, of expense for our earn out liability from the SunBelt acquisition, and $4.8 million and $0.9 million for the six months ended June 30, 2012 and 2011, respectively. Other (expense) income for the six months ended June 30, 2011 also included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt.

Olin Corporation
Consolidated Balance Sheets(a)

	June 30,	December 31,	June 30,
(In millions, except per share data)	2012	2011	2011
Assets:
Cash & Cash Equivalents	$198.6	$304.8	$276.5
Accounts Receivable, Net	279.4	237.1	306.4
Income Taxes Receivable	6.3	0.7	4.1
Inventories	197.6	176.6	182.0
Current Deferred Income Taxes	56.0	50.9	47.6
Other Current Assets	11.4	10.2	25.7
Total Current Assets	749.3	780.3	842.3
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,192.1, $1,144.0 and $1,098.2)	961.4	885.4	780.6
Prepaid Pension Costs	40.5	19.2	36.9
Restricted Cash	25.4	51.7	97.8
Other Assets	81.9	85.6	79.5
Goodwill	627.4	627.4	627.4
Total Assets	$2,485.9	$2,449.6	$2,464.5
Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$23.6	$12.2	$88.5
Accounts Payable	130.0	149.7	142.9
Accrued Liabilities	234.8	237.2	222.8
Total Current Liabilities	388.4	399.1	454.2
Long-Term Debt	503.9	524.2	494.3
Accrued Pension Liability	57.6	59.1	57.2
Deferred Income Taxes	128.7	99.6	113.3
Other Liabilities	359.6	381.8	357.7
Total Liabilities	1,438.2	1,463.8	1,476.7
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 80.0 Shares (80.1 and 80.2 in 2011)	80.0	80.1	80.2
Additional Paid-In Capital	851.4	852.0	853.2
Accumulated Other Comprehensive Loss	(285.9)	(294.2)	(259.6)
Retained Earnings	402.2	347.9	314.0
Total Shareholders' Equity	1,047.7	985.8	987.8
Total Liabilities and Shareholders' Equity	$2,485.9	$2,449.6	$2,464.5

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Six Months Ended June 30,
(In millions)	2012	2011
Operating Activities:
Net Income	$86.3	$175.8
Gain on Remeasurement of Investment in SunBelt	—	(181.4)
Earnings of Non-consolidated Affiliates	(0.8)	(7.7)
Losses (Gains) on Disposition of Property, Plant and Equipment	0.1	(0.8)
Stock-Based Compensation	2.5	2.9
Depreciation and Amortization	52.1	48.6
Deferred Income Taxes	18.6	88.7
Qualified Pension Plan Contributions	(0.4)	(0.5)
Qualified Pension Plan Income	(12.5)	(12.7)
Changes in:
Receivables	(42.3)	(95.5)
Income Taxes Receivable	(5.6)	1.6
Inventories	(21.0)	(22.4)
Other Current Assets	(1.2)	(5.0)
Accounts Payable and Accrued Liabilities	(7.2)	25.3
Other Assets	4.3	(0.8)
Other Noncurrent Liabilities	(4.3)	3.6
Other Operating Activities	(0.2)	(2.2)
Net Operating Activities	68.4	17.5
Investing Activities:
Capital Expenditures	(145.8)	(63.4)
Business Acquired in Purchase Transaction, Net of Cash Acquired	—	(123.4)
Proceeds from Sale/Leaseback of Equipment	3.5	—
Proceeds from Disposition of Property, Plant and Equipment	0.9	2.2
Distributions from Affiliated Companies, Net	—	1.2
Restricted Cash Activity	26.3	4.2
Other Investing Activities	(0.5)	2.3
Net Investing Activities	(115.6)	(176.9)
Financing Activities:
Long Term Debt Repayments	(7.7)	—
Earn Out Payment – SunBelt	(15.3)	—
Common Stock Repurchased and Retired	(3.1)	—
Stock Options Exercised	0.5	7.3
Excess Tax Benefits from Stock-Based Compensation	0.4	2.0
Dividends Paid	(32.0)	(32.0)
Deferred Debt Issuance Costs	(1.8)	—
Net Financing Activities	(59.0)	(22.7)
Net Decrease in Cash and Cash Equivalents	(106.2)	(182.1)
Cash and Cash Equivalents, Beginning of Year	304.8	458.6
Cash and Cash Equivalents, End of Period	$198.6	$276.5

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income plus an add-back for depreciation and amortization, interest expense (income), and income tax expense less a deduction for other (expense) income. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2012	2011	2012	2011
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$47.6	$42.1	$86.3	$175.8
Add Back:
Interest Expense	5.8	7.4	12.3	14.6
Interest Income	(0.3)	(0.3)	(0.5)	(0.5)
Income Tax Expense	15.7	21.6	37.5	107.7
Depreciation and Amortization	26.6	25.4	52.1	48.6
EBITDA	95.4	96.2	187.7	346.2
Deduct:
Other (Expense) Income(b)	(2.1)	(0.6)	(4.7)	180.6
Adjusted EBITDA	$97.5	$96.8	$192.4	$165.6

(a)	Unaudited.

(b)
Other (expense) income for the three months ended June 30, 2012 and 2011 included $2.2 million and $0.7 million, respectively, of expense for our earn out liability from the SunBelt acquisition, and $4.8 million and $0.9 million for the six months ended June 30, 2012 and 2011, respectively. Other (expense) income for the six months ended June 30, 2011 also included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt.